Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLUE WATER VACCINES INC.

Blue Water Vaccines Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the corporation is Blue Water Vaccines Inc. (hereinafter, the “Corporation”),

2.	The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on October 26, 2018. A first Amended and Restated Certificate of Incorporation was filed on July 1, 2019 and amendment to the first Amendment and Restated Certificate of Incorporation was filed on November 24, 2021. A second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 23, 2022, and a Certificate of Correction was filed on March 1, 2023.

3.	The second Amended and Restated Certificate of Incorporation is hereby amended by deleting Article I and replacing it with the following:

“The name of the corporation is Blue Water Biotech, Inc.”

4.	The amendment of the certificate of incorporation herein certified has been duly adopted by the Board of Directors in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment shall be effective as of 8:00 a.m. Delaware time on [April 21, 2023].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 18th day of April, 2023

Blue Water Vaccines Inc.

By:	/s/ Joseph Hernandez
Name:	Joseph Hernandez
Title:	Chief Executive Officer